Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Increases Common Stock Dividend by 30%;
Announces Operating Results for Quarter Ended September 30, 2016

Houston, TX, November 7, 2016 - Evolution Petroleum Corporation (NYSE MKT: EPM) announced today that its Board of Directors increased the quarterly cash dividend to common shareholders by 30%, to $0.065 per share, a rate of $0.26 per share on an annualized basis. The quarterly dividend will be payable on December 30, 2016 to shareholders of record as of the close of business on December 15, 2016.
EPM also reported financial and operating highlights for its fiscal first quarter ended September 30, 2016, with comparisons to the fiscal fourth quarter ended June 30, 2016 (the "prior quarter") and the quarter ended September 30, 2015 (the "year-ago quarter").
Highlights:

•
We reported net income of $1.8 million in the current quarter. Our net income to common shareholders was $0.6 million, or $0.02 per share, which includes a nonrecurring, noncash deemed dividend of $1.0 million related to the redemption of our preferred stock and $0.3 million of final dividends on the preferred stock, or $0.04 per share in the aggregate.

•	We paid our twelfth consecutive quarterly cash dividend on common shares and announced a 30% increase in the dividend for the next quarter.

•
Gross production in the Delhi field increased 5.8% over the prior quarter, to 7,371 barrels of oil equivalent per day (“BOEPD”) from 6,964 BOEPD, primarily from conformance and production enhancement operations. This production does not yet include expected volumes from the new Delhi NGL plant, which is scheduled for completion and start-up by the end of the calendar year.

•
Our net production increased to 1,935 BOEPD after a small 0.2% (.002) adjustment to our net revenue interest from the June 2016 litigation settlement. Our average realized price per equivalent barrel was $42.66, down slightly from the $42.87 average price in the prior quarter.

•	We announced the redemption of all of our 8.5% Series A Cumulative Preferred Stock. Annual preferred dividend savings will amount to $674,302 per year, or $0.02 per common share.

•	We ended the quarter with $19.6 million of working capital, substantially all of which was cash, after reduction for the $7.9 million commitment to retire our preferred stock. We remain debt free.

Randy Keys, President and CEO, said: “The decisions to redeem our preferred stock and increase the common stock dividend reflect our consistent focus on delivering value to our common shareholders. Our balance sheet strength, with almost $20 million of net cash, combined with the end of the capital spending on the NGL plant, the anticipated increase in field cash flow and the outstanding performance of the Delhi field, gives us the confidence to increase the dividend at this time. The Board of Directors plans to again review the dividend in 2017 based on results from the NGL plant start-up and the future outlook for crude oil prices. We ended the past fiscal year with our best financial position since this industry downturn began two years ago, and our financial position and outlook have only improved during the quarter.”

Results for the Quarter Ended September 30, 2016
The Delhi field continued to perform very well during the quarter, with gross production up by over 400 BOEPD from the prior quarter to 7,371 BOEPD. This production growth resulted from work to improve the performance of the CO2 flood through selective conformance efforts and other relatively low cost production enhancement projects. This increasing production trend is a very favorable indicator for the long-term reserve recovery from the Delhi field.
In the current quarter, we reported operating revenues of $7.6 million, based on an average realized oil price of $42.66 per barrel, and generated $2.7 million in income from operations. In the prior quarter, we reported $1.0 million in income from operations on revenues of $7.2 million, which was based on an average oil price of $42.87 per barrel. Production volumes increased to 1,935 BOEPD from 1,856 BOEPD in the prior quarter and were substantially above the year-ago quarter rate of 1,745 BOEPD. Quarterly net income to common shareholders was $0.6 million, or $0.02 per diluted share, which includes a nonrecurring, noncash deemed dividend of $1.0 million related to the redemption of our preferred stock and $0.3 million of final dividends on the preferred stock, or $0.04 per share in the aggregate. On a pro forma basis, assuming the redemption of the preferred stock had occurred prior to the current quarter, our net income to common shareholders would have been $1.8 million, or $0.06 per share.
Production costs in the Delhi field increased 15.4% from $2.0 million in the prior quarter to $2.3 million in the current quarter, primarily as a result of higher volumes of purchased CO2. Total CO2 injection volumes increased during the summer, with a corresponding increase in purchased volumes. Our cost of purchased CO2 is tied directly to realized oil prices in the field, so our cost per Mcf was largely unchanged from quarter to quarter.
Depletion, depreciation and amortization expense increased slightly to $1.3 million from $1.2 million in the prior quarter on increased production and sales volumes. The DD&A rate per barrel did not change significantly for these periods.

Our general and administrative expenses were $1.2 million for the quarter, of which $0.3 million were stock-based compensation expenses and approximately $0.9 million were cash costs. These amounts represent a substantial decrease over the prior quarter and year-ago quarter, and are in line with our expectations for lower G&A costs after the litigation settlement and the separation of our artificial lift technology operations in late 2015. The Company has always maintained a consistent focus on cost control, but we have made significant cost reductions over the past three years as we have streamlined and focused the organization during this downturn.
Delhi Capital Spending
Construction of the Delhi natural gas liquids ("NGLs") recovery plant was completed in late October, and startup testing is scheduled to begin this month. We expect the NGL plant to deliver significant production growth from new NGL volumes in the field shortly after the end of the year. In addition, with an expected improvement in efficiency of the CO2 flood from removal of methane and NGLs from the CO2 recycle stream, we are also expecting an increase in yearly crude oil production. As of September 30, 2016, we had incurred $23.9 million of costs on the NGL plant out of an original budget of approximately $25 million net to the Company. The completed cost of the project is expected to be largely within the original budget.
In late September and October, we approved eleven small capital workover projects for continuing conformance operations in the Delhi field, totaling approximately $3.8 million ($0.9 million net to us). There are three workover rigs operating in the field and we expect all of these operations to be completed by the end of the year. These new projects result from the demonstrated benefits from previous conformance efforts and the significant returns that have been realized from relatively modest capital investments in the field. These conformance projects add production and cash flow in a very short time frame after investment.
Liquidity and Capital Resources
Our liquidity position remains excellent, with $19.6 million of net working capital (after accrual of $7.9 million for the redemption of preferred stock), $10 million of undrawn liquidity under our reserve-based credit facility and the expectation of significant free cash flow over the next twelve months. Our future cash flow is dependent on the prices we receive for our production. Based on our solid financial position, we expect to continue our quarterly common stock cash dividend program for the foreseeable future.
Southwest IDEAS Investor Conference
Evolution also announces that Randy Keys, President and CEO of Evolution, will present at the Southwest IDEAS Investor Conference on Wednesday, November 16, 2016 at the InterContinental Hotel in Dallas, Texas.  The Company's presentation is scheduled to begin at 8:40 a.m. Central (9:40 a.m. Eastern).

The presentation will be webcast live and may be accessed at the conference website, www.threepartadvisors.com/southwest-ideas. It will also be available on the Company's website, www.evolutionpetroleum.com.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Tuesday, November 8, 2016 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-855-327-6837 (US and Canada) or 1-631-891-4304 (International). To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available two hours after the end of the conference call through November 15, 2016 by calling 1-844-512-2921 (US and Canada) or 1-412-317-6671 (International) and providing the replay pin number of 10001875.
About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Our principal asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans" and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2016	2015	2016
Revenues
Crude oil	$7,593,855	$7,325,813	$7,233,190
Natural gas liquids	89	1,050	5,553
Natural gas	(4)	704	1,691
Artificial lift technology services	—	51,839	—
Total revenues	7,593,940	7,379,406	7,240,434
Operating costs
Production costs	2,344,641	2,608,579	2,031,642
Cost of artificial lift technology services	—	9,868	—
Depreciation, depletion and amortization	1,273,439	1,218,273	1,206,476
Accretion of discount on asset retirement obligations	13,224	11,343	14,499
General and administrative expenses *	1,235,043	1,684,845	3,032,994
Total operating costs	4,866,347	5,532,908	6,285,611
Income from operations	2,727,593	1,846,498	954,823
Other
Gain on realized derivative instruments, net	90	866,427	(644,936)
Gain (loss) on unrealized derivative instruments, net	(14,132)	1,071,962	4,427
Delhi field litigation settlement	—	—	28,096,500
Delhi field insurance recovery related to pre-reversion event	—	1,074,957	—
Interest and other income	12,745	5,812	2,695
Interest expense	(20,345)	(18,460)	(19,781)
Income before income taxes	2,705,951	4,847,196	28,393,728
Income tax provision	889,176	1,754,969	7,519,258
Net income attributable to the Company	1,816,775	3,092,227	20,874,470
Dividends on preferred stock	250,990	168,575	168,576
Deemed dividend on preferred shares called for redemption	1,002,440	—	—
Net income available to common stockholders	$563,345	$2,923,652	$20,705,894
Earnings per common share
Basic	$0.02	$0.09	$0.63
Diluted	$0.02	$0.09	$0.63
Weighted average number of common shares
Basic	32,957,010	32,718,244	32,904,481
Diluted	33,007,599	32,774,176	32,964,109

* General and administrative expenses for the three months ended September 30, 2016, September 30, 2015 and June 30, 2016 included non-cash stock-based compensation expenses of $311,688, $218,115 and $1,041,463, respectively. These quarters also respectively included $28,129, $306,357 and $646,931of litigation expenses.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2016	June 30, 2016
Assets
Current assets
Cash and cash equivalents	$28,236,711	$34,077,060
Receivables	2,518,470	2,638,188
Deferred tax asset	—	105,321
Derivative assets, net	—	14,132
Prepaid expenses and other current assets	273,114	251,749
Total current assets	31,028,295	37,086,450
Oil and natural gas property and equipment, net (full-cost method of accounting)	61,451,021	59,970,463
Other property and equipment, net	50,585	28,649
Total property and equipment	61,501,606	59,999,112
Other assets	348,014	365,489
Total assets	$92,877,915	$97,451,051
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,509,041	$5,809,107
Preferred shares called for redemption	7,932,975	—
Accrued liabilities and other	839,313	2,097,951
State and federal income taxes payable	97,078	621,850
Total current liabilities	11,378,407	8,528,908
Long term liabilities
Deferred income taxes	12,444,045	11,840,693
Asset retirement obligations	772,175	760,300
Total liabilities	24,594,627	21,129,901
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at September 30, 2016 and June 30, 2016; with a liquidation preference of $7,932,975; called for redemption at September 30, 2016 (Note 8)	—	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,045,515 shares and 32,907,863 as of September 30, 2016 and June 30, 2016, respectively	33,045	32,907
Additional paid-in capital	40,222,825	47,171,563
Retained earnings	28,027,418	29,116,363
Total stockholders’ equity	68,283,288	76,321,150
Total liabilities and stockholders’ equity	$92,877,915	$97,451,051

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income attributable to the Company	$1,816,775	$3,092,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,287,523	1,230,432
Stock-based compensation	311,688	218,115
Accretion of discount on asset retirement obligations	13,224	11,343
Settlements of asset retirement obligations	(15,899)	—
Deferred income taxes	708,673	(12,568)
(Gain) loss on derivative instruments, net	14,042	(1,938,389)
Write-off of deferred loan costs	—	50,414
Changes in operating assets and liabilities:
Receivables	119,808	757,617
Prepaid expenses and other current assets	(21,365)	47,815
Accounts payable and accrued expenses	(2,235,240)	(1,563,847)
Income taxes payable	(524,772)	343,704
Net cash provided by operating activities	1,474,457	2,236,863
Cash flows from investing activities
Derivative settlement payments (paid) received	(318,708)	551,772
Capital expenditures for oil and natural gas properties	(4,818,816)	(6,571,757)
Capital expenditures for other property and equipment	(26,347)	—
Other assets	—	(23,802)
Net cash used in investing activities	(5,163,871)	(6,043,787)
Cash flows from financing activities
Cash dividends to preferred stockholders	(168,575)	(168,575)
Cash dividends to common stockholders	(1,652,290)	(1,629,703)
Common share repurchases, including shares surrendered for tax withholding	(330,070)	(1,175,920)
Tax benefits related to stock-based compensation	—	2,980,832
Other	—	(1,276)
Net cash (used in) provided by financing activities	(2,150,935)	5,358
Net decrease in cash and cash equivalents	(5,840,349)	(3,801,566)
Cash and cash equivalents, beginning of period	34,077,060	20,118,757
Cash and cash equivalents, end of period	$28,236,711	$16,317,191

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2016	2015
Income taxes paid	$787,366	$—
Louisiana carryback income tax refund and related interest received	—	1,556,999
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(2,030,485)	(4,072,935)
Accrued redemption of called preferred shares	7,932,975	—
Accrued preferred dividends through redemption date	82,415	—
Deferred loan costs charged to oil and gas property costs	—	108,472
Settlement of accrued treasury stock purchases	—	(170,283)

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2016	2015	Variance	Variance %
Oil and gas production:
Crude oil revenues	$7,593,855	$7,325,813	$268,042	3.7%
NGL revenues	89	1,050	(961)	n.m.
Natural gas revenues	(4)	704	(708)	n.m.
Total revenues	$7,593,940	$7,327,567	$266,373	3.6%

Crude oil volumes (Bbl)	178,002	156,916	21,086	13.4%
NGL volumes (Bbl)	4	82	(78)	n.m.
Natural gas volumes (Mcf)	16	307	(291)	n.m.
Equivalent volumes (BOE)	178,009	157,049	20,960	13.3%

Equivalent volumes per day (BOE/D)	1,935	1,745	190	10.9%

Crude oil price per Bbl	$42.66	$46.69	$(4.03)	(8.6)%
NGL price per Bbl	22.25	12.80	9.45	73.8%
Natural gas price per Mcf	(0.25)	2.29	(2.54)	n.m.
Equivalent price per BOE	$42.66	$46.66	$(4.00)	(8.6)%

CO2 costs	$1,078,133	$1,388,926	$(310,793)	(22.4)%
All other lease operating expense	1,266,508	1,219,653	46,855	3.8%
Production costs	$2,344,641	$2,608,579	$(263,938)	(10.1)%
Production costs per BOE	$13.17	$16.61	$(3.44)	(20.7)%

CO2 volumes mcf per day, gross	73,747	89,705	(15,958)	(17.8)%

Oil and gas DD&A (a)	$1,265,637	$1,188,872	$76,765	6.5%
Oil and gas DD&A per BOE	$7.11	$7.57	$(0.46)	(6.1)%

Artificial lift technology services:
Services revenues	$—	$51,839	$(51,839)	n.m.
Cost of service	—	9,868	(9,868)	n.m.
Depreciation and amortization expense	$—	$25,384	$(25,384)	n.m.

n.m. Not meaningful.

(a) Excludes depreciation and amortization expense for artificial lift technology services and $7,802 and $4,017 of other depreciation and amortization expense for the three months ended September 30, 2016 and 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	Sept. 30, 2016	June 30, 2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$7,593,855	$7,233,190	$360,665	5.0%
NGL revenues	89	5,553	(5,464)	n.m.
Natural gas revenues	(4)	1,691	(1,695)	n.m.
Total revenues	$7,593,940	$7,240,434	$353,506	4.9%

Crude oil volumes (Bbl)	178,002	168,397	9,605	5.7%
NGL volumes (Bbl)	4	320	(316)	n.m.
Natural gas volumes (Mcf)	16	986	(970)	n.m.
Equivalent volumes (BOE)	178,009	168,881	9,128	5.4%

Equivalent volumes per day (BOE/D)	1,935	1,856	79	4.3%

Crude oil price per Bbl	$42.66	$42.95	$(0.29)	(0.7)%
NGL price per Bbl	22.25	17.35	4.90	n.m.
Natural gas price per Mcf	(0.25)	1.72	(1.97)	n.m
Equivalent price per BOE	$42.66	$42.87	$(0.21)	(0.5)%

CO2 costs	$1,078,133	$852,862	$225,271	26.4%
All other lease operating expense	1,266,508	1,178,780	87,728	7.4%
Production costs	$2,344,641	$2,031,642	$312,999	15.4%
Production costs per BOE	$13.17	$12.03	$1.14	9.5%

CO2 volumes mcf per day, gross	73,747	58,727	15,020	25.6%

Oil and gas DD&A (a)	$1,265,637	$1,200,737	$64,900	5.4%
Oil and gas DD&A per BOE	$7.11	$7.11	$—	—%

n.m. Not meaningful.

(a) Excludes non-operating depreciation and amortization of $7,802 and $5,739 for the three months ended September 30, 2016 and June 30, 2016, respectively.

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